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                                   Exhibit A


Media Contact: Barbara H. Trainor       Investor Relations : Maryann Pernorio
     (401)272-5040 ext. 2411                 (401) 272-5040 ext. 2274


FOR IMMEDIATE RELEASE
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          PROVIDENCE ENERGY JOINS WITH SOUTHERN ENERGY IN NEW ENGLAND
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PROVIDENCE, R.I.,  JANUARY 29, 1997:  Providence Energy Corp., a  Providence,
R.I. -based energy company, has agreed to form a new company together with Southern Energy Inc., a subsidiary of Atlanta-based Southern Company, to sell electricity, gas and energy services in New England.

     "We are delighted with the expanded energy management opportunities which the new company will be able to provide to customers across New England," said James H. Dodge, President, Chief Executive Officer and Chairman of Providence Energy Corp.

     "Our new venture with Southern is an excellent fit, combining it's broad expertise in the electric industry with our experience in natural gas and knowledge of the New England region. The new venture will build upon the outstanding success we've had with Providence Energy Services, our non-regulated energy marketing company."

     The new company, called Providence Southern Energy, will focus on tailoring its services to the individual needs of residential, commercial and industrial customers as consumers have more choices in a competitive energy market. It will be differentiated by customer knowledge and customer service. Besides providing for the electricity and gas commodity needs of customers, the new company will also serve as a marketing platform for other areas of expertise of both companies including energy consulting and energy use analysis, home and business energy services, and unified billing.
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Providence Energy Joins with Southern Energy in New England/page 2


     "Working together in New England, our two companies can become one of the top retail energy marketers in the region," said Tom Boren, President and Chief Executive Officer of Southern Energy. "Providence Energy has an excellent understanding of the customers and the retail gas business. Southern Energy brings to New England Southern Company's vast experience in providing retail electricity and wholesale energy."

     Providence Southern Energy will have its headquarters in Providence. Caroline Tortolani, an experienced energy marketer who has led the start-up of Providence Energy's non-regulated marketing company, will head up the new venture.

     Atlanta-based Southern Company (NYSE:SO), the United States' largest producer of electricity, provides energy to nine countries across four continents. It is the parent firm of five southeast U.S. electric utilities:
Alabama Power, Georgia Power, Gulf Power, Mississippi Power and Savannah Electric. It also markets energy-related services and mobile radio services under the Southern Company name.

     Its Southern Energy Inc. subsidiary provides power and gas marketing and energy trading services throughout North America. Southern Energy also develops, builds, owns and operates power production and delivery facilities and provides a broad range of services in the U.S. and international markets.

     Southern Company's common stock is one of the 20 most widely held corporate stocks in America.

     Providence Energy Corp. (NYSE:PVY) based in Providence, R.I., is a diversified energy services company. The corporation owns and operates Providence Energy Services, Inc. which markets natural gas, electricity and related services throughout New England and two natural gas distribution companies, Providence Gas Company, the 150 year old company which is the largest natural gas distributor in Rhode Island, and North Attleboro Gas Company in Massachusetts. The business conducted by Providence Energy Services will become part of the new company.